Exhibit 10.23

FORM OF OLLIE’S BARGAIN OUTLET HOLDINGS, INC.

2015 EQUITY INCENTIVE PLAN

Stock Option Award Agreement

This Stock Option Award Agreement (this “Agreement”) is made by and between Ollie’s Bargain Outlet Holdings, Inc., a Delaware corporation (the “Company”), and [•] (the “Participant”), effective as of [•] (the “Date of Grant”).

RECITALS

WHEREAS, the Company has adopted the Ollie’s Bargain Outlet Holdings, Inc. 2015 Equity Incentive Plan (as the same may be amended and/or amended and restated from time to time, the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement, and capitalized terms not otherwise defined in this Agreement will have the meanings ascribed to those terms in the Plan; and

WHEREAS, the Committee has authorized and approved the grant of an Award to the Participant of a Stock Option to purchase shares of Common Stock (“Shares”), subject to the terms and conditions set forth in the Plan and this Agreement.

NOW THEREFORE, in consideration of the premises and mutual covenants set forth in this Agreement, the parties agree as follows:

1.	Grant of Stock Option Award. The Company has granted to the Participant, effective as of the Date of Grant, the right and option to purchase, on the terms and conditions set forth in the Plan and this Agreement, all or any part of an aggregate of [•] Shares, subject to adjustment as set forth in the Plan (the “Option”). The Option is intended to be a Nonqualified Stock Option.

2.	Exercise Price. The exercise price of the Option is $[•] per Share, subject to adjustment as set forth in the Plan (the “Exercise Price”).

3.	Vesting of Option. Subject to the terms and conditions set forth in the Plan and this Agreement, the Option will vest as follows:

(a)	General. Except as otherwise provided in Sections 3(b) and 4, the Option will vest and become exercisable in equal annual installments of 25% of the Shares over a four- (4-) year period on each anniversary of the Date of Grant, subject to the Participant’s continued Service through each applicable vesting date.

(b)

Termination Following Change in Control. Any unvested and outstanding portion of the Option will become fully vested and exercisable upon a termination of the Participant’s Service without Cause (or, if applicable, resignation with Good Reason, solely as and to the extent such term may be defined in the Participant’s then-effective Service agreement, if any, with the Company or one of its Subsidiaries) occurring upon or within twelve (12) months following a Change in Control. The vesting of the unvested and outstanding portion of the Option pursuant to the immediately preceding sentence is conditioned, however, upon the Participant’s signing a release of claims in a form provided by the Company (a “Release”), which Release must be executed, returned and, to the extent applicable, no longer subject to revocation, within 30 days following the Participant’s termination of Service (the date such Release has been executed, returned and, to the extent applicable, no longer subject to revocation, the “Release Effective Date”). Notwithstanding anything to the contrary contained in this Section 3(b), the unvested and outstanding portion of the Option shall vest on the Release Effective Date.

4.	Forfeiture; Expiration.

(a)	Termination of Service. Any unvested portion of the Option will be forfeited immediately, automatically and without consideration upon a termination of the Participant’s Service for any reason, subject to Section 3(b) hereof. In the event the Participant’s Service is terminated for Cause, the vested portion of the Option will also be forfeited immediately, automatically and without consideration upon that termination for Cause. Without limiting the generality of the foregoing, the Option and the Shares (and any resulting proceeds) will continue to be subject to Section 13 of the Plan.

(b)	Expiration. Any unexercised portion of the Option will expire on the tenth (10th) anniversary of the Date of Grant (the “Expiration Date”), or earlier as provided in this Agreement (including Section 5 hereof) or the Plan.

5.	Period of Exercise. Subject to the provisions of the Plan and this Agreement, the Participant may exercise all or any part of the vested portion of the Option at any time prior to the earliest to occur of:

(a)	the Expiration Date;

(b)	the date that is one (1) year following termination of the Participant’s Service due to death or Disability;

(c)	the date that is ninety (90) days following termination of the Participant’s Service without Cause (or, if applicable, for Good Reason, solely as and to the extent such term may be defined in the Participant’s then-effective Service agreement, if any, with the Company or one of its Subsidiaries);

(d)	the date of termination of the Participant’s Service for Cause; or

(e)	the date that is ninety (90) days following the termination of the Participant’s Service for any reason other than pursuant to Section 5(b), 5(c) or 5(d) above.

6.	Exercise of Option

(a)	Notice of Exercise. Subject to Sections 4 and 5, the Participant or, in the case of the Participant’s death or Disability, the Participant’s representative may exercise all or any part of the vested portion of the Option by submitting notice to the Company in an electronic or paper form satisfactory to the Committee at the time of exercise (a “Notice of Exercise”). The Notice of Exercise will be signed by the person exercising the Option. In the event that the Option is being exercised by the Participant’s representative, the Notice of Exercise will be accompanied by proof satisfactory to the Committee of the representative’s right to exercise the Option. The Participant or the Participant’s representative will deliver to the Committee, at the time of delivery of the Notice of Exercise, payment in a form permissible under Section 7 hereof for the full amount of the Purchase Price and any applicable withholding taxes as provided below.

(b)	Issuance of Common Stock. After all requirements with respect to the exercise of the Option have been satisfied, the Committee will cause to be issued the Shares as to which the Option has been exercised (or, in the Committee’s discretion, in uncertificated form, upon the books of the Company’s transfer agent), registered in the name of the person exercising the Option (or in the names of such person and his or her spouse as community property or as joint tenants with right of survivorship). Neither the Company nor the Committee will be liable to the Participant or any other Person for damages relating to any delays in issuing the Shares or any mistakes or errors in the issuance of the Shares.

(c)	Withholding Requirements. The Company will have the power and the right to deduct or withhold automatically from any Shares deliverable under this Agreement, or to require the Participant or the Participant’s representative to remit to the Company, the minimum statutory amount necessary to satisfy federal, state and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Agreement (collectively, “Withheld Taxes”); provided, that any obligations to pay Withheld Taxes may be satisfied in the manner in which the Purchase Price is permitted to be paid under Section 7 hereof or any other manner permitted by the Plan.

7.	Payment for Shares. The “Purchase Price” will be the Exercise Price multiplied by the number of Shares with respect to which the Option is being exercised. All or part of the Purchase Price and any Withheld Taxes may be paid as follows:

(a)	Cash or Check. In cash or by bank-certified check.

(b)	Brokered Cashless Exercise. To the extent permitted by applicable law and unless otherwise provided by the Committee, from the proceeds of a sale through a broker on the date of exercise of some or all of the Shares to which the exercise relates. In that case, the Participant will provide the Company a properly executed Notice of Exercise, together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale proceeds to pay the aggregate purchase price and/or Withheld Taxes, as applicable. To facilitate the foregoing, the Company may, to the extent permitted by applicable law, enter into agreements or coordinate procedures with one or more brokerage firms.

(c)	Net Exercise. By reducing the number of Shares otherwise deliverable upon the exercise of the Option by the number of Shares having a Fair Market Value equal to the amount of the Purchase Price and/or Withheld Taxes, as applicable.

(d)	Surrender of Stock. In each instance, at the sole discretion of the Committee, by surrendering or attesting to the ownership of Shares that are already owned by the Participant free and clear of any restriction or limitation, unless the Committee specifically agrees to accept such Shares subject to such restriction or limitation. Such Shares will be surrendered to the Company in good form for transfer and will be valued by the Company at their Fair Market Value on the date of the applicable exercise of the Option or, to the extent applicable, on the date the amount of Withheld Taxes is to be determined. The Participant will not surrender or attest to the ownership of Shares in payment of the Purchase Price (or Withheld Taxes) if such action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to this Option for financial reporting purposes that otherwise would not have been required to be recognized.

8.	Adjustment to Option. In the event of any change with respect to the outstanding shares of Common Stock contemplated by Section 4.5 of the Plan, the Option may be adjusted in accordance with Section 4.5 of the Plan.

9.	Restrictive Covenant Agreement. To the extent the Participant is not a party to an employment, severance or similar agreement with the Company or any of its affiliates which contains a covenant enforceable by the Company or one of its affiliates (i) prohibiting the Participant’s competition, (ii) prohibiting the Participant’s solicitation of service providers, (iii) prohibiting the Participant’s disclosure of confidential information, (iv) prohibiting the Participant’s disparagement of the Company and its affiliates, (v) providing for the Participant’s assignment of intellectual property and (vi) providing for the Participant’s return of property of the Company and its affiliates upon termination of Service (each of (i) through (vi), individually, a “Separate Restrictive Covenant”), the Participant agrees to be bound by the Restrictive Covenant Agreement attached hereto as Exhibit A (the “Restrictive Covenant Agreement”) or the covenant in the Restrictive Covenant Agreement which corresponds to the Separate Restrictive Covenant to which the Participant is not otherwise bound, as applicable, in consideration of: (a) the Option granted herein; (b) the Participant’s ongoing Service with the Company or a Subsidiary; (c) the importance of protecting the confidential information of the Company and its Subsidiaries and their other legitimate interests, including, without limitation, the valuable confidential information and goodwill that they have developed or acquired; (d) the Participant’s being granted access to trade secrets and other confidential information of the Company and its Subsidiaries; and (e) other good and valuable consideration.

10.	Miscellaneous Provisions

(a)

Securities Laws Requirements. No Shares will be issued or transferred pursuant to this Agreement unless and until all then applicable requirements imposed by federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any exchanges upon which the Shares may be listed, have been fully met. As a condition precedent to the issuance of Shares pursuant to this Agreement, the Company may require the Participant to take any reasonable action to meet those requirements. The Committee may impose such conditions on any Shares issuable pursuant to this Agreement as it may deem advisable, including, without limitation, restrictions under the Securities Act, as amended, under the requirements of any exchange upon which shares of the same class are then listed and under any blue-sky or other securities laws applicable to those Shares.

(b)	Rights of a Shareholder of the Company. Neither the Participant nor the Participant’s representative will have any rights as a shareholder of the Company with respect to any Shares subject to the Option until the Participant or the Participant’s representative becomes entitled to receive those Shares pursuant to the following actions: (i) the Participant or Participant’s representative shall have submitted a Notice of Exercise, (ii) the Participant or Participant’s representative shall have paid the Purchase Price and Withheld Taxes as provided in this Agreement, and the Company shall have actually received those amounts, (iii) the Company shall have issued those Shares and entered the name of the Participant in the register of shareholders of the Company as the registered holder of those Shares, and (iv) the Participant or Participant’s representative shall have satisfied any other conditions as the Committee shall have reasonably required.

(c)	Transfer Restrictions. The Shares purchased by exercise of the Option will be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which such shares are listed, any applicable federal or state laws and any agreement with or policy of the Company or the Committee to which the Participant is a party or subject, and the Committee may cause orders or designations to be placed upon the books and records of the Company’s transfer agent to make appropriate reference to such restrictions.

(d)	No Right to Continued Service. Nothing in this Agreement or the Plan confers upon the Participant any right to continue in Service for any period of specific duration or interferes with or otherwise restricts in any way the rights of the Company (or any Subsidiary employing or retaining the Participant) or of the Participant, which rights are hereby expressly reserved by each, to terminate the Participant’s Service at any time and for any reason, with or without Cause.

(e)	Notification. Any notification required by the terms of this Agreement will be given by the Participant (i) in a writing addressed to the Company at its principal executive office, attention General Counsel, and will be deemed effective upon actual receipt when delivered by personal delivery or by registered or certified mail, with postage and fees prepaid, or (ii) by electronic transmission to the Company’s e-mail address of the Company’s General Counsel and will be deemed effective upon actual receipt. Any notification required by the terms of this Agreement will be given by the Company (x) in a writing addressed to the address that the Participant most recently provided to the Company and will be deemed effective upon personal delivery or within three (3) days of deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid, or (y) by facsimile or electronic transmission to the Participant’s primary work fax number or e-mail address (as applicable) and will be deemed effective upon confirmation of receipt by the sender of the fascimile transmission or when e-mail is deemed sent by the e-mail account of the sender (as applicable).

(f)	Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties hereto with regard to the subject matter of this Agreement. This Agreement and the Plan supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) that relate to the subject matter of this Agreement.

(g)	Waiver. No waiver of any breach or condition of this Agreement will be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature.

(h)	Successors and Assigns. The provisions of this Agreement will inure to the benefit of and be binding upon the Company and its successors and assigns and upon the Participant and the Participant’s executor, personal representative(s), distributees, administrator, permitted transferees, permitted assignees, beneficiaries and legatee(s), as applicable, whether or not any such person will have become a party to this Agreement and have agreed in writing to be joined herein and be bound by the terms hereof.

(i)	Severability. The provisions of this Agreement are severable, and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, then the remaining provisions will nevertheless be binding and enforceable.

(j)	Amendment. Except as otherwise provided in the Plan, this Agreement will not be amended unless the amendment is agreed to in writing by both the Participant and the Company.

(k)

Choice of Law; Jurisdiction. This Agreement and all claims, causes of action or proceedings (whether in contract, in tort, at law or otherwise) that may be based upon, arise out of or relate to this Agreement will be governed by the internal laws of the State of Delaware, excluding any conflict- or choice-of-law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. Each party to this Agreement agrees that it will bring all claims, causes of action and proceedings (whether in contract, in tort, at law or otherwise) that may be based upon, arise out of or be related to the Plan and this Agreement exclusively in the Delaware Court of Chancery or, in the event (but only in the event) that such court does not have subject-matter jurisdiction over such claim, cause of action or proceeding, exclusively in the United States District Court for the District of Delaware (the “Chosen Court”), and hereby (i) irrevocably submits to the exclusive jurisdiction of the Chosen Court, (ii) waives any objection to laying venue in any such proceeding in the Chosen Court, (iii) waives any objection that the Chosen Court is an inconvenient forum or does not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such claim or cause of action will be effective if notice is given in accordance with this Agreement.

(l)	Signature in Counterparts. This Agreement may be signed in counterparts, manually or electronically, each of which will be an original, with the same effect as if the signatures to each were upon the same instrument.

(m)	Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions of the Plan and this Agreement and accepts the Option subject to all of the terms and conditions of the Plan and this Agreement. In the event of a conflict between any term or provision contained in this Agreement and a term or provision of the Plan, the applicable term and provision of the Plan will govern and prevail.

[Signature page follows.]

IN WITNESS WHEREOF, the Company and the Participant have executed this Stock Option Award Agreement as of the Date of Grant.

PARTICIPANT

OLLIE’S BARGAIN OUTLET HOLDINGS, INC.
By:
Name:
Title:

[Signature Page – Stock Option Award Agreement]

EXHIBIT A

RESTRICTIVE COVENANT AGREEMENT

THIS AGREEMENT (this “Restrictive Covenant Agreement”) is made effective as of the Date of Grant by and between the Company and the Participant. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Stock Option Award Agreement to which this Restrictive Covenant Agreement is attached as Exhibit “A” (the “Award Agreement”).

R E C I T A L S:

WHEREAS, the Company and the Participant have entered into the Award Agreement; and

WHEREAS the Award Agreement is conditional on the Participant entering into this Restrictive Covenant Agreement.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1. Definitions. For purposes of this Restrictive Covenant Agreement:

a. “Business” means (i) the retail sale, direct marketing or wholesale of discounted or closeout merchandise, (ii) any other business engaged in by the Company or any of its Subsidiaries within twelve (12) months prior to the Participant’s termination of Service with the Company or any of its Subsidiaries (or, if a termination of Service has not occurred, within the previous twelve (12) months), or (iii) any other business contemplated to be conducted by the Company or any of its Subsidiaries within twelve (12) months prior to the Participant’s termination of Service with the Company or any of its Subsidiaries (or, if a termination of Service has not occurred, within the previous twelve (12) months) as reflected in written business plans of the Company or any of its Subsidiaries.

b. “Confidential Information” means the business and financial records, customer and supplier lists, business contacts, contracts, trade secrets, confidential methods of operations of the Company and its Subsidiaries and other related information, as such exists from time to time during the Participant’s Service with the Company or any of its Subsidiaries.

c. “Person” means any natural person, corporation, division of a corporation, partnership, trust, joint venture, association, firm, company, estate or unincorporated organization.

d. “Vendor” means any Person who, within twelve (12) months prior to the Participant’s termination of Service with the Company or any of its Subsidiaries (or, if a termination of Service has not occurred, within the previous twelve (12) months):

i. has sold products or services to the Company or any of its Subsidiaries; or

ii. has been directly or indirectly targeted, or was intended to be targeted, by the Company or any of its Subsidiaries to sell products or services to the Company or any of its Subsidiaries, as evidenced by a business, marketing or sales plan, strategy or report.

2. Confidentiality. The Participant recognizes and acknowledges that the Confidential Information constitutes valuable, special and unique assets of the Company and its Subsidiaries, access to and knowledge of which are essential to the performance of the duties of the Participant hereunder. The Participant acknowledges that such Confidential Information is not generally known in the trade and that such Confidential Information provides the Company and its Subsidiaries with a competitive edge in its industry. In that regard, the Participant acknowledges and agrees that the Company and its Subsidiaries have taken and are taking reasonable steps to protect the confidentiality of, and legitimate interest in, the Confidential Information. The Participant therefore agrees that Participant will not, during Participant’s Service, or after termination of Participant’s Service, disclose any of such Confidential Information to any Person for any reason or purpose whatsoever except in connection with the performance of Participant’s duties to the Company and its Subsidiaries, nor shall Participant make use of any such Confidential Information for Participant’s own purposes or for the benefit of any Person except the Company and its Subsidiaries. Confidential Information shall not include any information which is or becomes publicly known through no action or inaction of the Participant. Notwithstanding the foregoing, in the event that the Participant is requested or required, in connection with any proceeding by or before a governmental authority, to disclose Confidential Information, the Participant will give the Company prompt written notice of such request or requirement so that the Company or its Subsidiaries may seek a protective order or other appropriate relief. In the event that such protective order or other remedy is not obtained or the Company waives the right to seek such an order or other remedy, the Participant may, without liability hereunder furnish only that portion of the Confidential Information which the Participant is legally required to disclose. Notwithstanding anything herein to the contrary, nothing in this Restrictive Covenant Agreement shall (a) prohibit the Participant from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Exchange Act or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, or (b) require notification or prior approval by the Company of any reporting described in clause (a).

3. Non-Competition. During or at any time during the twelve (12) months following termination of the Participant’s Service for whatever reason and whether with or without Cause, the Participant shall not in any manner whatsoever (other than (i) as required by Participant’s Service, (ii) a holding of less than two percent (2%) of the shares of a company listed on a public stock exchange in Canada or the United States of America, or (iii) as a result of Participant being a shareholder of the Company (if applicable)) within North America, directly or indirectly:

a. carry on, engage in or be concerned with or interested in the Business ;

b. assist (as principal, beneficiary, director, shareholder, partner, nominee, executor, trustee, agent, servant, employee, independent contractor, supplier, consultant, lender, guarantor, financier or in any other capacity whatsoever) any Person to carry on, engage in or be concerned with or interested in the Business; or

c. have any interest or concern (as principal, beneficiary, director, shareholder, partner, nominee, executor, trustee, agent, servant, employee, consultant, independent contractor or in any other capacity whatsoever) in or with any Person, if any part of the activities of such Person consists of the Business.

4. Non-Solicitation. During or at any time during the twelve (12) months following termination of the Participant’s Service for whatever reason and whether with or without Cause, the Participant shall not in any manner whatsoever, directly or indirectly,

a. employ or engage, or seek to employ or engage (whether for the benefit of the Participant or any other Person), any Person that is or within the preceding twelve (12) months was an employee or independent contractor of the Company or any of its Subsidiaries or otherwise solicit, encourage or entice any such Person to terminate his or her service relationship with the Company or any of its Subsidiaries; or

b. induce or attempt to induce (whether for the benefit of the Participant or any other Person) any Vendor to (i) curtail, cancel or not commence any business it transacts or may transact with the Company or any of its Subsidiaries or (ii) sell products or provide services to any Person carrying on or engaged in the Business.

5. Non-Disparagement. The Participant shall not at any time, directly or indirectly, orally, in writing or through any medium, disparage, defame or assail the reputation, integrity or professionalism of the Company or any of its Subsidiaries or their respective officers, directors, employees or shareholders. Notwithstanding the foregoing, this prohibition does not apply to statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings.

6. Return of Documents and Property. Upon the termination of Participant’s Service or at such other time that the Company may request, the Participant shall forthwith return and deliver to the Company, and shall not retain, any originals or copies of, any books, papers or price lists of the Company or any of its Subsidiaries, customer lists, files, books of account, notes and other documents and data or other writings, tapes or records of the Company or any of its Subsidiaries maintained by or in the possession of the Participant (and all of the same are hereby acknowledged and agreed to be the property of the Company and its Subsidiaries).

7. Inventions and Patents. The Participant hereby assigns to the Company all right, title and interest to all patents and patent applications, all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (in each case whether or not patentable), all copyrights and copyrightable works, all trade secrets, confidential information and know-how, and all other intellectual property rights that both (a) are conceived, reduced to practice, developed or made by the Participant while in Service with the Company or any of its Subsidiaries and (b) either (i) relate to the Company’s or any of its Subsidiaries’ actual or anticipated business, research and development or existing or future products or services, or (ii) are conceived, reduced to practice, developed or made using any equipment, supplies, facilities, assets or resources of the Company or any of its Subsidiaries’ (including but not limited to, any intellectual property rights) (“Work Product”). The Participant shall promptly disclose such Work Product to the Company and, at the Company’s expense, perform all actions reasonably requested by the Company (whether during or after the period of Service) to establish and confirm the Company’s ownership thereof (including, without limitation, assignments, consents, powers of attorney, applications and other instruments).

8. Covenants Reasonable.

a. The Participant acknowledges and agrees with the Company that:

i. the covenants in this Restrictive Covenant Agreement are reasonable in the circumstances and are necessary to protect the Company;

ii. the Participant is being provided with the opportunity to receive a substantial financial benefit as a result of Award Agreement;

iii. the covenants of the Participant contained in this Restrictive Covenant Agreement were a material inducement for the Company to enter into the Award Agreement and the execution and delivery of this Restrictive Covenant Agreement is a condition to the Company’s obligation pursuant to the Award Agreement; and

iv. the breach by such Participant of any of the provisions of this Restrictive Covenant Agreement would cause serious and irreparable harm to the Company and its Subsidiaries which could not adequately be compensated for in damages.

b. The Participant agrees that the Company or any of its Subsidiaries shall be entitled to obtain and the Participant agrees not to oppose a request for, interim, interlocutory and permanent injunctive relief and other equitable relief to prevent a breach or continued breach of the provisions of this Restrictive Covenant Agreement, as well as an accounting of all profits and benefits that arise out of such violation, which rights and remedies shall be cumulative in addition to any other rights or remedies to which the Company or any of its Subsidiaries may be entitled in law. The provisions of this section shall not derogate from any other remedy which the Company or any of its Subsidiaries may have in the event of such a breach.

9. Severability. In the event that a court of competent jurisdiction determines that any term or provision of this Restrictive Covenant Agreement is illegal, invalid or unenforceable in any jurisdiction, such illegality, invalidity or unenforceability of that term or provision will not affect: (a) the legality, validity or enforceability of the remaining terms and provisions of this Restrictive Covenant Agreement and (b) the legality, validity or enforceability of such term or provision in any other jurisdiction. Further, to the extent that any provision hereof is deemed unenforceable by virtue of its scope in terms of territory, length of time, scope of activities or otherwise, but may be made enforceable by limitations or revisions thereon, the parties agree that such limitations or revisions may be made so that the same shall, nevertheless, be enforceable to the fullest extent permitted by law.

10. Notices. Any notice or other communication provided for herein or given hereunder to a party hereto shall be made or provided as required or permitted pursuant to Section 10(e) of the Award Agreement.

11. Entire Agreement. Except as otherwise provided in Section 9 of the Award Agreement, this Restrictive Covenant Agreement constitutes the entire agreement and understanding among the parties hereto in respect of the subject matter hereof and supersedes all prior and contemporaneous arrangements, agreements and understandings, whether oral or written and whether express or implied, and whether in term sheets, presentations or otherwise, among the parties hereto, or between any of them, with respect to the subject matter hereof.

12. Amendment; Waiver. No amendment or modification of any term of this Restrictive Covenant Agreement shall be effective unless signed in writing by or on behalf of the Company and the Participant. No waiver of any breach or condition of this Restrictive Covenant Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature.

13. Successors and Assigns; No Third-Party Beneficiaries. The provisions of this Restrictive Covenant Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns.

14. Signature in Counterparts. This Restrictive Covenant Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Restrictive Covenant Agreement.

Ollie’s Bargain Outlet Holdings, Inc.
By:

Name:

Title:

Agreed and acknowledged as of the date first above written:
Signature:

Name: